SUB-ADVISORY AGREEMENT

         This Agreement is made between, INVESTORS MARK ADVISORS a Delaware limited liability company, having its principal place of business in Kansas City, Missouri (hereinafter referred to as the "Advisor"), STANDISH, AYER & WOOD, INC., a Massachusetts corporation, having its principal place of business in Boston, Massachusetts (hereinafter referred to as the "Sub-Advisor") and INVESTORS MARK SERIES FUND, INC., a Maryland corporation (hereinafter referred to as the "Fund").

         WHEREAS, the Fund, an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the "Act"), that is registered as such with the Securities and Exchange Commission, has appointed Advisor as investment advisor for and to the Money Market Portfolio, a sub-Fund of the Fund (referred to as the "Sub-Fund"), pursuant to the terms of an investment advisory agreement effective July, 15, 1997, between the Fund and Advisor ("Investment Advisory Agreement");

     WHEREAS, Sub-Advisor is engaged in the business of rendering investment management services; and

         WHEREAS, Advisor desires to retain Sub-Advisor to provide certain investment management services for the Sub-Fund as more fully described below;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Retention of Sub-Advisor. Advisor hereby retains Sub-Advisor to assist Advisor in its capacity as investment advisor for the Sub-Fund. Subject to the oversight and review of Advisor and the Board of Directors of the Fund, Sub-Advisor shall manage the investment and reinvestment of the assets of the Sub-Fund. Sub-Advisor will determine in its discretion, subject to the general oversight and review of Advisor, the investments to be purchased or sold, will provide Advisor with records concerning its activities which Advisor or the Fund is required to maintain and will render regular reports to Advisor and to officers and Directors of the Fund concerning its discharge of the foregoing responsibilities.

         Sub-Advisor, in its supervision of the investments of the Sub-Fund, will be guided by the Sub-Fund's investment objectives and policies and the provisions and restrictions contained in the Articles of Incorporation and Bylaws of the Fund and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission, all as communicated in writing by Advisor to Sub-Advisor. Advisor hereby undertakes to provide Sub-Advisor with copies of such Articles of Incorporation and Bylaws and Registration Statement and exhibits as well as any amendments as the same become available from time to time.

         Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, except as expressly provided herein or except as otherwise authorized, shall have no authority to act for or represent the Fund or the Sub-Fund in any way or otherwise be deemed an agent of the Fund or the Sub-Fund.

         The services furnished by Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (a) prevent Sub-Advisor or any affiliated person (as defined in the Act) of Sub-Advisor from acting as investment advisor or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Sub-Fund or any other portfolio or series of the Fund, or (b) limit or restrict Sub-Advisor or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Sub-Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting. The Sub-Advisor shall have no responsibility for custody or safekeeping of assets, voting of proxies or giving consents, or taking similar actions with respect to any portfolio securities of the Sub-Fund.

2. Fee. Advisor shall pay to Sub-Advisor, for all services rendered to the Sub-Fund by Sub-Advisor hereunder, the sub-advisory fees set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Advisor will bear all expenses incurred by it in the performance of its duties hereunder, other than the cost of securities, commodities and other investments (including brokerage, transfer fees, custodian fees, underwriting, commissions, interest and other charges, if any) purchased or sold for the Sub-Fund.

3. Term. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation is specifically approved at least annually in the manner required by the Act. This Agreement shall be submitted to the shareholders of the Fund and each Sub-Fund for approval and shall automatically terminate if not approved by a majority of the shares of the Sub-Fund.

4. Termination. This Agreement may be terminated at any time without the payment of any penalty: (a) by the Advisor on sixty (60) days written notice to the Sub-Advisor; (b) by the Fund either by a vote of a majority of the Board of Directors of the Fund or by a vote of the majority of the outstanding shares of beneficial interest of the Sub-Fund, in either case upon sixty (60) days written notice to the Sub-Advisor; or (c) by the Sub-Advisor on sixty (60) days written notice to the Advisor.

         This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

         This Agreement shall automatically terminate in the event of its assignment. The Sub-Advisor may employ or contract with any other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out its obligations and duties under this Agreement.

5. Sub-Advisor's Representations. Sub-Advisor represents and warrants that each Sub-Fund will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations, Section 1.817.5, as they relate to the diversification requirements for variable annuity endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulation. Sub-Advisor will be relieved of this obligation and shall be held harmless when direction from the Advisor or Directors causes non-compliance with the diversification  requirements  of  Section  817(h)  and/or  Regulation
          Section 1.817-5. Sub-Advisor agrees to provide quarterly reports to Advisor, executed by a duly authorized officer of Sub-Advisor, within seven (7) business days of the close of each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Advisor may request and Sub-Advisor agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Advisor.

6. Standard of Care and Indemnification. In the performance of its duties, the Sub-Advisor will comply with the stated investment objectives, policies and restrictions of the Sub-Fund as set forth in the current Prospectus and Statement of Additional Information provided to Sub-Advisor and will in all material respects act in accordance with any applicable regulations of any governmental authority pertaining to its activities hereunder. The Sub-Advisor shall exercise its best judgment and shall act in good faith in rendering its services pursuant to this Agreement. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Sub-Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Advisor against any liability to the Advisor, the Fund or to the shareholders of the Sub-Fund to which the Sub-Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Advisor's reckless disregard of its obligations and duties under this Agreement.

         The Advisor shall indemnify and hold harmless the Sub-Advisor, its officers and directors and each person, if any, who controls the Sub-Advisor within the meaning of Section 15 of the Securities Act of 1933 ("1933 Act") (any and all such persons shall be referred to an "Indemnified Party"), against loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any matter to which this Agreement relates.

         The Sub-Advisor shall indemnify and hold harmless the Advisor and each of its directors and officers and each person if any who controls the Advisor within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense described in the foregoing indemnity, but only with respect to the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties under the Sub-Advisory Agreement.

         However, in no case: (a) are these indemnifications deemed to protect any particular Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement; (b) is the Advisor or Sub-Advisor to be liable under this indemnity with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Advisor or Sub-Advisor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Advisor or Sub-Advisor or their controlling persons; or, (c) will either party be obligated to pay any amount in settlement unless that party shall have consented to such settlement, which consent shall not be unreasonably withheld.

7. Portfolio Transactions Brokerage. Investment decisions for the Sub-Fund shall be made by Sub-Advisor independently from those for any other investment companies and accounts advised or managed by Sub-Advisor. The Sub-Fund and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Sub-Fund and/or another investment company or account, the transaction may be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Advisor believes to be equitable to the Sub-Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Sub-Fund or the size of the position obtained or sold by the Sub-Fund. To the extent permitted by law, Sub-Advisor may aggregate the securities to be sold or purchased for the Sub-Fund with those to be sold or purchased for other investment companies or accounts in order to obtain best execution if and when the sub-Advisor, in its sole discretion believes it appropriate. The Fund and Advisor recognizes that the Sub-Advisor may not always be able to take or liquidate investment positions in the same security at the same time at the same price for all its clients. The Fund and Advisor also recognize that the Sub-Advisor may at times cause clients to take positions which differ in the same investment.

         Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the accounts of the Sub-Fund with broker-dealers selected by the Sub-Advisor. In executing portfolio transactions and selecting broker-dealers, the Sub-Advisor will use its best efforts to seek best execution on behalf of the Sub-Fund. In assessing the best execution available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Sub-Fund and/or other accounts over which the Sub-Advisor or an affiliate of the Sub-Advisor (to the extent permitted by law) exercises investment discretion. The Sub-Advisor is authorized to cause the Sub-Fund to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Sub-Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed either in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

8. Amendment. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri.

10. Registration as an Investment Advisor. Advisor and Sub-Advisor each hereby represents and warrants to the other that it is registered as an investment advisor under the Investment Advisors Act of 1940, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.



         Witness the due execution hereof this _____ day of ________________, 1997.

Attest:                           INVESTORS MARK ADVISORS, LLC

__________________________        By:______________________________________

Attest:                           STANDISH, AYER & WOOD, INC.

__________________________        By:______________________________________

Attest:                           INVESTORS MARK SERIES FUND, INC.

__________________________          By:______________________________________




                                    EXHIBIT A

                                      FEES

Advisor will pay Sub-Advisor, as compensation for the Sub-Advisor's investment management services provided for the Sub-Fund, the annual fee (denominated in "basis points" which are one-hundredths of one percent) specified below. This fee will be: computed daily as shown below; determined in accordance with the Fund's "price make-up" sheet; and will be payable monthly in arrears within 15 days of the month end.

The daily fee will be calculated as follows:

                                 .01*(X/100)
                                (----------)  * ADB
                                     Y


Where:

1.   X is fifteen for the Money Market Sub-Fund;

2.   Y is 365, except in leap years when it is 366; and,

3.   ADB is the average daily total net assets of the Sub-Fund.

This compensation will not be due or payable until the earlier of:

1. the expiration of 180 days from the date that the first insurance product is sold that results in funds being deposited in the Fund; or,

2.   the Sub-Fund achieves total assets of at least $20,000,000.00.